Exhibit 3.11

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

1.            The name of the surviving Delaware corporation is CYCURION SUB, INC., and the name of the corporation being merged into this surviving corporation is WAV MERGER SUB, INC., a Delaware corporation.

2.            The Agreement of Merger has been approved, adopted, certified, executed, and acknowledged by each of the constituent corporations.

3.            The Second Amended Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

4.            The merger will be effective as of February 14, 2025.

5.            The Agreement of Merger is on file at c/o Cycurion Sub, Inc., 1640 Boro Place, 4th Floor, McLean, Virginia 22102, the place of business of the surviving corporation.

6.            A copy of the Agreement of Merger will be furnished by the corporation on request, without cost, to any stockholder of any constituent corporation.

[signature page follows]

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 14th day of February, 2025.

CYCURION SUB, INC.

By:	/s/ Alvin McCoy III
Name:	Alvin McCoy III
Title:	Chief Financial Officer